Exhibit 8

+1 617 526 6000 (t) +1 617 526 5000 (f) www.wilmerhale.com

January 12, 2015

Franklin Street Properties Corp.

401 Edgewater Place

Suite 200

Wakefield, MA 01880-6210

Re:	Certain Federal Income Tax Matters Related to Franklin Street Properties Corp.

Dear Ladies and Gentlemen:

This opinion is being delivered to you in connection with certain federal income tax matters related to Franklin Street Properties Corp. (“FSP Corp.”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on January 12, 2015 by FSP Corp. with the Securities and Exchange Commission, relating to the issuance and sale from time to time of shares of common stock, shares of preferred stock, debt securities, and depositary shares of FSP Corp. Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the letter delivered to Wilmer Cutler Pickering Hale and Dorr LLP by FSP Corp. containing certain representations of FSP Corp. relevant to this opinion (the “Representation Letter”). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the “Code”).

The conclusions expressed herein represent our judgment as to the proper application of relevant provisions of the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed, or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments in the application or interpretation of the income tax laws of the United States.

Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

In our capacity as counsel to FSP Corp., and for purposes of rendering this opinion, we have examined and relied upon the Registration Statement, the Representation Letter, the Articles of Incorporation of FSP Corp. and the By-Laws of FSP Corp., each as amended through the date hereof, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

Franklin Street Properties Corp.

January 12, 2015

We have made such factual and legal inquiries, including examination of the documents set forth above, as we have deemed necessary or appropriate for purposes of our opinion. For purposes of rendering our opinion, however, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Registration Statement and the Representation Letter. We consequently have relied upon the representations contained therein and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all respects relevant to our opinion.

In our review, we have assumed, with your consent, that all of the obligations imposed by any documents on the parties thereto have been and will be performed or satisfied substantially in accordance with their terms. We have further assumed that during its taxable year ended December 31, 2002 and subsequent taxable years that FSP Corp. and the Partnership Subsidiaries have operated and will continue to operate in a manner that has made and will make the representations and covenants contained in the Representation Letter true, complete and correct for all such years. Moreover, we have assumed that FSP Corp. and the Partnership Subsidiaries have been and will continue to be operated in the manner described in the relevant partnership agreement, articles (or certificate) of incorporation or other organizational documents, and in the Registration Statement. Finally, we have assumed that any statement in the Representation Letter that is made “to the knowledge of,” “belief of” or similarly qualified is correct and accurate, and that such representation or statement will continue to be correct and accurate without such qualification.

We also have assumed for the purposes of this opinion, without inquiry with respect thereto, that FSP Corp. is a validly organized and duly incorporated corporation under the laws of the State of Maryland. In the event any of the statements, representations, or assumptions upon which we have relied in rendering this opinion is incorrect or incomplete, our opinion could be adversely affected and may not be relied upon.

Opinion

Based upon the foregoing, and subject to the various assumptions, limitations, and qualifications set forth in this letter, we are of the opinion that

1. FSP Corp. qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2002 through December 31, 2014, and FSP Corp.’s organization, ownership and proposed method of operation as described in the Registration Statement and Representation Letter will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2015, and in the future; and

Franklin Street Properties Corp.

January 12, 2015

2. The statements in the Registration Statement under the caption “Material United States Federal Income Tax Considerations” have been reviewed by us and, insofar as such statements constitute matters of law or legal conclusions, are correct in all material respects.

FSP Corp.’s qualification and taxation as a REIT depends upon FSP Corp.’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code as described in the Registration Statement with regard to, among other things, the sources of its gross income, the composition of its assets, the level of distributions to stockholders, and the diversity of its share ownership. Wilmer Cutler Pickering Hale and Dorr LLP will not review FSP Corp.’s compliance with these requirements on an independent or ongoing basis. No assurance can be given that the actual results of operations of FSP Corp., the sources of its income, the nature of its assets, the level of FSP Corp.’s distributions to its shareholders and the diversity of FSP Corp.’s share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT or that the relief provisions applicable to REITs will be available to FSP Corp.

This opinion addresses only the specific United States federal income tax consequences set forth above in the numbered paragraphs under the caption “Opinion” and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may be applicable to FSP Corp.

This opinion is intended for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose. This opinion speaks only as of the date hereof, and we undertake no obligation to update or supplement this opinion to reflect any changes of law or fact (including without limitation our subsequent discovery of any facts that are inconsistent with the Representation Letter). We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Wilmer Cutler Pickering
Hale and Dorr LLP

By: /s/ Robert D. Burke

Robert D. Burke, a Partner